EXHIBIT 15.1

November 1, 2019

To the Board of Directors and Shareholders of
Berkshire Hathaway Energy Company
Des Moines, Iowa

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Berkshire Hathaway Energy Company and subsidiaries for the periods ended September 30, 2019 and 2018, as indicated in our report dated November 1, 2019; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, is incorporated by reference in Registration Statement No. 333-228511 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Des Moines, Iowa